Exhibit 99.1

IRADIMED CORPORATION Announces First Quarter 2018 Financial Results

•                  Reports first quarter 2018 revenue of $7.1 million

•                  Reports first quarter 2018 GAAP diluted EPS of $0.07 and non-GAAP diluted EPS of $0.10

•                  Increases full year 2018 GAAP and non-GAAP diluted EPS guidance

Winter Springs, Florida, April 30, 2018 — IRADIMED CORPORATION (NASDAQ:IRMD), a leader in the development of innovative magnetic resonance imaging (“MRI”) medical devices and the only known provider of a non-magnetic intravenous (“IV”) infusion pump system that is designed to be safe for use during MRI procedures, today announced financial results for the three months ended March 31, 2018.

For the first quarter ended March 31, 2018, the Company reported revenue of $7.1 million compared to $5.2 million for the first quarter 2017. Net income was $0.8 million, or $0.07 per diluted share, compared to a net loss of $(0.2) million, or $(0.02) per share for the first quarter 2017. Gross profit margin was 76.2 percent, compared to 73.1 percent for the first quarter 2017. Domestic sales were 84.1 percent of total revenue, compared to 83.6 percent for the first quarter 2017. Revenue from sales of our patient vital signs monitor was $1.2 million for the first quarter 2018 compared to $0.4 million for the first quarter 2017.

Non-GAAP net income was $1.2 million for the quarter ended March 31, 2018, which excludes $0.3 million of stock compensation expense, net of tax. Non-GAAP net income for the quarter ended March 31, 2017 was $0.0 million. Non-GAAP earnings per diluted share was $0.10, compared to $0.00 for the first quarter 2017. Free cash flow was $1.5 million, compared to $(0.4) million for the first quarter 2017.

As of March 31, 2018, the Company had combined cash and investments of $27.9 million.

“I am very pleased with these results, which illustrate the strength of our business and the positive customer response toward our new patient monitor. Revenue for the first quarter increased nearly 38% over the first quarter last year and both GAAP and non-GAAP earnings were above our guidance. This is a solid first step for 2018 and a good start toward achieving our goal of $100 million in annual revenue in the next five years,” said Roger Susi, President and Chief Executive Officer of the Company.

Financial Guidance

For the second quarter 2018, the Company expects to report revenue of $7.2 million to $7.3 million, GAAP diluted earnings per share of $0.07 to $0.08 and non-GAAP diluted earnings per share of $0.10 to $0.11.

The Company increased its full year 2018 earnings guidance and now expects to report GAAP diluted earnings per share of $0.30 to $0.33 and non-GAAP diluted earnings per share of $0.40 to $0.43. The Company previously expected full year 2018 GAAP diluted earnings per share of $0.22 to $0.27 and non-GAAP diluted earnings per share of $0.33 to $0.38. Full year 2018 revenue guidance was unchanged at $29.3 million to $30.0 million.

The Company’s non-GAAP earnings per share guidance excludes stock-based compensation expense, net of tax, which the Company expects to be approximately $1.3 million and $0.3 million for the full year and second quarter 2018, respectively.

Use of non-GAAP Financial Measures

The Company believes the use of non-GAAP net income, free cash flow and infrequent income tax items are helpful to our investors. These measures, which we refer to as our non-GAAP financial measures, are not prepared in accordance with GAAP. We calculate non-GAAP net income as net income excluding stock-based compensation expense, net of tax. Because of varying available valuation methodologies, subjective assumptions and the variety of equity instruments that can impact a company’s non-cash expenses, we believe that providing non-GAAP financial measures that exclude stock-based compensation expense allows for meaningful comparisons between our operating results from period to period. We calculate free cash flow as net cash provided by operating activities less net cash used in investing activities for purchases of property and equipment. We consider free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by our business that can be used for strategic opportunities, including investing in our business, making strategic acquisitions, strengthening our balance sheet and returning cash to our shareholders via share repurchases. Infrequent tax items are considered based on their nature and are excluded from the provision for income taxes as these costs or benefits are not indicative of our normal or future provision for income taxes. All of our non-GAAP financial measures are important tools for financial and operational decision making and for evaluating our operating results.

A reconciliation of the non-GAAP financial measures used in this release to the most comparable U.S. GAAP measures for the respective periods can be found in the table later in this release immediately following the condensed statements of cash flows. These non-GAAP financial measures should not be considered in isolation or as a substitute for a measure of the Company’s operating performance or liquidity prepared in accordance with U.S. GAAP and are not indicative of net income or cash provided by operating activities.

Conference Call

IRADIMED has scheduled a conference call to discuss this announcement beginning at 11:00 a.m. Eastern Time today, April 30, 2018. Individuals interested in listening to the conference call may do so by dialing 1-844-413-1781 for domestic callers, or 1-716-247-5767 for international callers, and entering the reservation code 7495435.

The conference call will also be available real-time via the internet at http://www.iradimed.com/en-us/investors/events/. A recording of the call will be available on the Company’s website following the completion of the call.

About IRADIMED CORPORATION

IRADIMED CORPORATION is a leader in the development of innovative magnetic resonance imaging (“MRI”) compatible medical devices. We are the only known provider of a non-magnetic intravenous (“IV”) infusion pump system that is specifically designed to be safe for use during MRI procedures. We were the first to develop an infusion delivery system that largely eliminates many of the dangers and problems present during MRI procedures. Standard infusion pumps contain magnetic and electronic components which can create radio frequency interference and are dangerous to operate in the presence of the powerful magnet that drives an MRI system. Our patented MRidium® MRI compatible IV infusion pump system has been designed with a non-magnetic ultrasonic motor, uniquely-designed non-ferrous parts and other special features to safely and predictably deliver anesthesia and other IV fluids during various MRI procedures. Our pump solution provides a seamless approach that enables accurate, safe and dependable fluid delivery before, during and after an MRI scan, which is important to critically-ill patients who cannot be removed from their vital medications, and children and infants who must generally be sedated to remain immobile during an MRI scan.

Our 3880 MRI compatible patient vital signs monitoring system has been designed with non-magnetic components and other special features to safely and accurately monitor a patient’s vital signs during various MRI procedures. The IRADIMED 3880 system operates dependably in magnetic fields up to 30,000 gauss, which means it can operate virtually anywhere in the MRI scanner room. The IRADIMED 3880 has a compact, lightweight design allowing it to travel with the patient from their critical care unit, to the MRI and back, resulting in increased patient safety through uninterrupted vital signs monitoring and decreasing the amount of time critically ill patients are away from critical care units. The features of the IRADIMED 3880 include: wireless ECG with dynamic gradient filtering; wireless SpO2 using Masimo® algorithms; non-magnetic respiratory CO2; non-invasive blood pressure; patient temperature, and; optional advanced multi-gas anesthetic agent unit featuring continuous Minimum Alveolar Concentration measurements. The IRADIMED 3880 MRI compatible patient vital signs monitoring system has an easy-to-use design and allows for the effective communication of patient vital signs information to clinicians.

For more information please visit www.iradimed.com.

Forward-Looking Statements

This press release contains forward-looking statements as defined in the Private Securities Litigation Act of 1995, particularly statements regarding our expectations, beliefs, plans, intentions, future operations, financial condition and prospects, and business strategies. These statements relate to future events or our future financial performance or condition and involve unknown risks, uncertainties and other factors that could cause our actual results, level of activity, performance or achievement to differ materially from those expressed or implied by these forward-looking statements. The risks and uncertainties referred to above include, but are not limited to, risks associated with the Company’s ability to receive FDA 510(k) clearance for new products; unexpected costs, delays or diversion of management’s attention associated with the design, manufacture or sale of new products; the Company’s ability to implement successful sales techniques for existing and future products and evaluate the effectiveness of its sales techniques; additional actions by or requests from the FDA; our significant reliance on a single product; unexpected costs, expenses and diversion of management attention resulting from the FDA warning letter; potential disruptions in our limited supply chain for our products; a reduction in international distribution; actions of the FDA or other regulatory bodies that could delay, limit or suspend product development, manufacturing or sales; the effect of recalls, patient adverse events or deaths on our business; difficulties or delays in the development, production, manufacturing and marketing of new or existing products and services; changes in laws and regulations or in the interpretation or application of laws or regulations.

Further information on these and other factors that could affect the Company’s financial results is included in filings we make with the Securities and Exchange Commission from time to time. All forward-looking statements are based on information available to us on the date hereof, and we assume no obligation to update forward-looking statements.

IRADIMED CORPORATION

CONDENSED BALANCE SHEETS

	March 31, 2018	December 31, 2017
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$20,093,133	$18,205,976
Accounts receivable, net	3,279,940	3,778,929
Investments	7,828,379	8,135,123
Inventory, net	4,308,321	4,210,846
Prepaid expenses and other current assets	628,346	648,881
Prepaid income taxes	63,541	127,855
Total current assets	36,201,660	35,107,610
Property and equipment, net	1,910,408	1,868,851
Intangible assets, net	863,940	885,502
Deferred income taxes, net	1,088,278	950,375
Other assets	196,451	200,196
Total assets	$40,260,737	$39,012,534
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$692,289	$656,723
Accrued payroll and benefits	1,180,546	1,512,336
Other accrued taxes	34,137	109,502
Warranty reserve	70,952	60,538
Deferred revenue	1,496,117	1,617,571
Other current liability	108,571	108,571
Accrued income taxes	358,462	12,731
Total current liabilities	3,941,074	4,077,972
Deferred revenue	2,082,795	2,003,685
Total liabilities	6,023,869	6,081,657
Stockholders’ equity:
Common stock	1,062	1,060
Additional paid-in capital	13,131,054	12,623,181
Retained earnings	21,207,237	20,355,545
Accumulated other comprehensive loss	(102,485)	(48,909)
Total stockholders’ equity	34,236,868	32,930,877
Total liabilities and stockholders’ equity	$40,260,737	$39,012,534

IRADIMED CORPORATION

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2018	2017
Revenue	$7,108,151	$5,162,560
Cost of revenue	1,691,535	1,387,618
Gross profit	5,416,616	3,774,942
Operating expenses:
General and administrative	2,303,532	2,107,257
Sales and marketing	1,645,936	1,364,776
Research and development	379,826	541,290
Total operating expenses	4,329,294	4,013,323
Income (loss) from operations	1,087,322	(238,381)
Other income, net	40,072	29,524
Income (loss) before provision for income taxes	1,127,394	(208,857)
Provision for income taxes	286,198	24,483
Net income (loss)	$841,196	$(233,340)

Net income (loss) per share:
Basic	$0.08	$(0.02)
Diluted	$0.07	$(0.02)
Weighted average shares outstanding:
Basic	10,608,387	10,740,979
Diluted	11,879,889	10,740,979

IRADIMED CORPORATION

CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended March 31,
	2018	2017
Operating activities:
Net income (loss)	$841,196	$(233,340)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Change in allowance for doubtful accounts	8,842	(8,533)
Change in provision for excess and obsolete inventory	61,011	(7,171)
Depreciation and amortization	427,747	287,116
Stock-based compensation	416,327	376,424
Deferred income taxes, net	(123,689)	(176,659)
(Gain) loss on maturities of investments	(550)	5,099
Changes in operating assets and liabilities:
Accounts receivable	490,147	47,115
Inventory	(155,234)	(321,552)
Prepaid expenses and other current assets	(254,051)	(201,029)
Other assets	(18,185)	3,665
Accounts payable	(80,631)	(320,124)
Accrued payroll and benefits	(331,790)	(30,495)
Other accrued taxes	(75,365)	501
Warranty reserve	10,414	23,169
Deferred revenue	(42,344)	170,026
Accrued income taxes, net of prepaid income taxes	410,045	201,143
Net cash provided by (used in) operating activities	1,583,890	(184,645)
Investing activities:
Purchases of investments	—	(1,321,257)
Proceeds from maturities of investments	250,000	1,500,050
Purchases of property and equipment	(37,983)	(240,400)
Capitalized intangible assets	(298)	(111)
Net cash provided by (used in) investing activities	211,719	(61,718)
Financing activities:
Proceeds from stock option exercises	95,924	33,086
Taxes paid related to net share settlement of equity awards	(4,376)	(43,953)
Net cash provided by (used in) financing activities	91,548	(10,687)
Net increase (decrease) in cash and cash equivalents	1,887,157	(257,230)
Cash and cash equivalents, beginning of period	18,205,976	17,713,871
Cash and cash equivalents, end of period	$20,093,133	$17,456,641

IRADIMED CORPORATION

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (UNAUDITED)

Non-GAAP Net Income and Diluted EPS

	Three Months Ended March 31,
	2018	2017
Net income (loss)	$841,196	$(233,340)
Excluding:
Stock-based compensation expense, net of tax expense	313,761	249,944
Non-GAAP net income	$1,154,957	$16,604
Weighted-average shares outstanding — diluted	11,879,889	11,801,569
Non-GAAP net income per share — diluted	$0.10	$0.00

Free Cash Flow

	Three Months Ended March 31,
	2018	2017
Net cash provided by (used in) operating activities	$1,583,890	$(184,645)
Less:
Purchases of property and equipment	37,983	240,400
Free cash flow	$1,545,907	$(425,045)

Media Contact:

Chris Scott

Chief Financial Officer

IRADIMED CORPORATION

(407) 677-8022

InvestorRelations@iradimed.com